Exhibit 99.1

Ampio Pharmaceuticals, Inc. Retains Redwood Consultants, LLC to Assist in Shareholder Relations and Strategic Planning

DENVER, March 8 /PRNewswire-FirstCall/ — Ampio Pharmaceuticals, Inc. (OTC Bulletin Board: CHYE) is pleased to announce today that the Company has retained California-based Redwood Consultants, LLC to assist in shareholder relations and investor communications.

Ampio Pharmaceuticals, Inc. CEO Don Wingerter said, “We are delighted to announce our relationship with Redwood Consultants. We are committed to providing timely and consistent updates to the investment community. We will be working closely with senior management of Redwood to keep the global investment community apprised of our progress at all levels.”

Redwood Consultants Managing Director, Jens Dalsgaard commented, “We believe Ampio has the potential to be a billion dollar company. Their strong product pipeline and seasoned management team can provide investors significant milestones both near and long term. With several hundred discoveries and high quality research capabilities, Chief Scientific Officer Dr. Bar-Or has over 80 publications in referenced Journals, over 50 published patents and 119 patent applications. The Ampio team has uncovered a range of discoveries beneficial to many areas of medical practice including diagnostic medicine, immune therapy, diabetes, particularly diabetic retinopathy, neurology, cardiology and oncology. We are elated to be working with Ampio and look forward to frequent investor updates.”

About Redwood Consultants, LLC

Redwood Consultants, LLC is a full-service investor relations firm that works closely with emerging, publicly traded companies to communicate their value to the investment community and build and sustain greater investor sponsorship. We are committed to our clients’ success. Our mission is to deliver highly credible information and comprehensive research on the corporate potential of the emerging companies we represent to the Wall Street community of analysts, institutional investors and retail stockbrokers. Redwood Consultants recognizes that small, innovative companies must align themselves with a trusted investor relations partner to successfully compete in today’s new-market environment. We are known throughout the financial community for our loyalty, integrity and credibility. For more information, see www.redwoodconsultants.com.

About Ampio Pharmaceuticals, Inc.

Ampio Pharmaceuticals, Inc is a Denver based bio technology firm with a long relationship with the Swedish Medical Center. With several hundred discoveries, high quality research capabilities and access to extensive clinical data, Ampio is developing exciting pharmaceutical products and medical devices.

Safe Harbor Statement

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

SOURCE Ampio Pharmaceuticals, Inc.